Exhibit 3.1

CERTIFICATE OF FORMATION

OF

GNMAG ASSET BACKED SECURITIZATIONS, LLC

This Certificate of Formation of GNMAG Asset Backed Securitizations, LLC (the “Company”), dated as of September 22, 2017, has been duly executed and is being filed by William Luciani, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is GNMAG Asset Backed Securitizations, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street – Corporation Trust Center, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ William Luciani
Name: William Luciani
Title: Authorized Person